Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of ServiceMaster Global Holdings, Inc., dated March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements; June 13, 2014 as to the reverse stock split described in Note 20 to the consolidated financial statements) and of our report dated March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements), related to the financial statement schedules, which appears in the Registration Statement on Form S-1, filed on March 24, 2014 and subsequently amended.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

July 1, 2014